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                                                                  EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Bio-Vascular, Inc. on Form S-8 (File No. 33-85394), Form S-8 (File No. 33-22302), and Form S-8 (File No. 33-94588) of our reports dated December 8, 1995, except as to the last paragraph of Note 9, for which the date is January 15, 1996, on our audits of the consolidated financial statements and financial statement schedule of Bio-Vascular, Inc. as of October 31, 1995 and 1994, and for each of the three years in the period then ended, which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts" and "Incorporation of Documents by Reference" in the Form S-8 (File No. 33-94588).

                                   COOPERS & LYBRAND L.L.P.






Minneapolis, Minnesota
January 16, 1996